Filed Pursuant to Rule 433
Registration Statement No. 333-124095
Dated July 13, 2006

10 year NC 6 months USD callable cliquet floater
Final Terms as of July 11, 2006

Final Terms of Note

Issuer:	Eksportfinans ASA

Rating:	Aaa/AA+

CUSIP:	28264QCT9

Issue Amount:	USD 5,000,000

Trade Date:	July 11, 2006

Issue Date:	July 26, 2006

Final Maturity Date:	July 26, 2016 (10 years)

Issue Price:	100%

Redemption Price:	100%

Coupon Formula, by Quarter (“Q”):	Q1:	8.50%
	Q2:	Previous Coupon + 10CMT – 4.90%
	Q3:	Previous Coupon + 10CMT – 5.20%
	Q4:	Previous Coupon + 10CMT – 5.40%
	Q5:	Previous Coupon + 10CMT – 5.65%
	Q6:	Previous Coupon + 10CMT – 5.75%
	Q7-8:	Previous Coupon + 10CMT – 5.80%
	Q9-16:	Previous Coupon + 10CMT – 5.85%
	Q17-Maturity:	Previous Coupon

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-803-9204.

Final Terms

For the purposes of clarity, as an example, the Coupon Formula for Q2 is set at the beginning of Q2 by reference to the Coupon Formula in Q1, and is payable at the end of Q2.

Minimum Coupon:	0.00%

10 Year CMT:	A percentage equal to the yield for the United States Treasury securities at “constant maturity” for a period of ten (10) years and for that Interest Reset Date as set forth in H.15(519) under the caption “Treasury constant maturities”, as such yield is displayed on the Telerate page 7051 for the Interest Reset Date on the day that is two Business Days prior to that Interest Reset Date.

Interest Reset Dates:	Quarterly on the 26th calendar day of each January, April, July, and October, starting on the Issue Date

Interest Determination Dates:	Two (2) New York Business Days prior to the applicable Interest Reset date as set forth above, provided that, if the Interest Determination Date is not a Business Day, 10 Year CMT shall be observed on the preceding Business Day

Coupon Payment Dates:	Quarterly on the 26th calendar day of each January, April, July, and October starting on October 26, 2006, in accordance with the Business Day Convention

Coupon Period End Dates:	Quarterly on the 26th calendar day of each January, April, July, and October starting on October 26, 2006

Coupon Period:	Each period from, and including, one Coupon Period End Date to, but excluding, the next following Coupon Period End Date, except that the initial Coupon Period will commence on, and include, the Issue Date

Coupon Payment Currency:	USD

Business Days:	New York

Day Count:	30/360 unadjusted

Business Day Convention:	Following

Call Option:	The Issuer shall have the right to call the Note in whole but not in part on the Call Dates at a price of 100%, with five (5) Business Days notice

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-803-9204.

Final Terms

Call Dates:	Quarterly on the 26th calendar day of January, April, July, and October beginning January 26, 2007

Form:	US Medium Term Note

Clearing:	DTC

Denominations:	USD 100,000

Risk Factors:	Credit and Principal. The Note is an unsecured senior unsubordinated obligation of the Issuer. The Note is principal protected only at maturity and, if called by the Issuer, on the relevant Call Date

Liquidity Risk: Neither Bear Stearns nor the Issuer makes any representation as to the existence of a secondary market for the Note. The market value can be expected to fluctuate significantly and investors should be prepared to assume the market risks associated with these notes. However, under ordinary market conditions, Bear Stearns will offer to repurchase part or all of the Notes outstanding, although there can be no assurance at which price such a bid would be made. The price given, if any, may also be affected by many factors including, but not limited to: the remaining term of the Notes, the general level of interest rates and the cost to the Issuer of unwinding any related hedging activity or any funding arrangement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-803-9204.